Exhibit 99.1

  Edge Petroleum Announces Fourth Quarter and Year-End 2003 Financial Results,
                 Provides 2004 Guidance and Updates Operations


    HOUSTON, March 15 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) today reported financial results for the fourth quarter and full-year of 2003, updated operations and provided 2004 guidance. Net income for the fourth quarter and full year 2003 was $544,881 and $4,350,050, respectively. Highlights included:


     -- Pro forma fourth quarter net income was $1.3 million as compared to $36,376 for the fourth quarter of 2002, an increase of 3,577%. Pro forma net income, before the cumulative effect of an accounting change and the impact of deferred compensation related to FIN 44, is a non-GAAP measure and is reconciled to GAAP net income in the table below.

     -- Pro forma net income, before the cumulative effect of an accounting change and the impact of deferred compensation related to FIN 44, for the full year of 2003 was $5.5 million as compared to $751,945 for 2002, an increase of 631%.

     -- Fourth quarter average production was 28.2 MMcfe per day as compared to 13.9 MMcfe per day, an increase of 103%.

     -- For the year, Edge reported record production of 8.1 Bcfe, replaced
        285% of production from a combination of operational and acquisition activities and grew reserves 30% to a record 64 Bcfe.


    John W. Elias, Edge Chairman, President and CEO, commented, "2003 was the first year in which Edge had the financial flexibility to enable us to effectively execute all elements of our strategic plan. As reflected in our guidance for 2004, below, we believe we can continue our rapid growth in 2004 and our financial flexibility leaves us well positioned for the future."

    Production for the three-month and annual periods ended December 31, 2003 was 2.6 Bcfe, an average of 28.2 MMcfe per day, and 8.1 Bcfe, an average of
22.2 MMcfe per day, respectively. This compares to the prior year fourth quarter 2002 production of 1.3 Bcfe, or 13.9 MMcfe per day, and annual
2002 production of 7.0 Bcfe, or 19.0 MMcfe per day, respectively. Our average realized price was $3.92 per Mcfe for the three months ended December 31, 2003 compared to $3.44 per Mcfe in the comparable prior year period. For the year ended December 31, 2003, our average realized price was $4.19 per Mcfe compared to $3.01 per Mcfe in the same prior year period.

    As a result of higher production and higher averaged realized prices, we reported an increase in revenue for both the fourth quarter and annual periods of 2003 compared to the same periods in 2002. Revenue for the three months ended December 31, 2003 was $10.2 million compared to $4.4 million in the fourth quarter of 2002. For the year ended December 31, 2003, revenue was $33.9 million compared to $20.9 million for the same period in 2002.

    Operating expenses for the three months and year ended December 31, 2003 totaled $9.0 million and $25.8 million, respectively, compared to $4.2 million and $19.5 million for the same periods in 2002. Depletion costs for the fourth quarter of 2003 totaled $4.1 million and averaged $1.58 per Mcfe compared to $2.0 million and an average of $1.53 per Mcfe for the fourth quarter of 2002. For the year ended December 31, 2003, depletion totaled $12.9 million, or an average of $1.59 per Mcfe, compared to $9.7 million or an average of $1.39 per Mcfe, for the same period in 2002. Other general and administrative (G&A) costs, which does not include deferred compensation expense, for the fourth quarter of 2003 were $1.7 million, 38% higher than the comparable prior year period total of $1.2 million. Other G&A costs incurred in December related to the Miller merger totaled $279,000. For the year ended December 31, 2003, Other G&A costs, excluding deferred compensation, totaled $5.5 million, 15% higher than the comparable 2002 period.

    As previously reported, Edge was required to adopt the provisions of SFAS No. 143 effective January 1, 2003, which resulted in a non-cash cumulative effect decrease to earnings of $357,800 ($550,500 pre-tax).

    During the fourth quarter of 2003, we recorded a non-cash charge of $1.2 million as required by Financial Accounting Standards Board Interpretation No. (FIN) 44, "Accounting for Certain Transactions Involving Stock Compensation" FIN 44 requires, among other things, a non-cash charge to compensation expense if the price of Edge's common stock on the last trading day of each reporting period is greater than the strike price of certain stock options. Edge had 308,200 options with a strike price of $7.0625 per share and 18,000 options with a strike price of $7.28 per share outstanding as of December 31, 2003. After the first such adjustment is made, each subsequent period is then marked to market, to the extent that the current market price of the stock exceeds the strike prices of the options, with corresponding non-cash credits or debits to compensation expense. This charge is related to non-qualified stock options granted to employees and directors in prior years and re-issued and re-priced in May of 1999, as well as certain options newly issued in conjunction with that transaction. As previously disclosed, in May of 1999 Edge's Compensation Committee and Board of Directors concluded that in light of the disparity between the exercise price of the existing stock options and the then current market price of the common stock, the options no longer provided the desired incentive to option holders. As a result, on a voluntary basis employees and directors were granted the ability to surrender their old options in exchange for a lesser number of re-issued and new options at a lower strike price.

    Below is a recap of net income and pro forma net income excluding the impact of deferred compensation related to FIN 44 and the cumulative effect of accounting change:

                            Three Months Ended              Year Ended
                                December 31,                December 31,
                             2003          2002          2003          2002

    Net Income           $  544,881    $   36,376    $4,350,050    $  749,745
    Add:
    Cumulative effect
     of accounting
     change, net of taxes       ---           ---       357,825           ---
    Income before
     cumulative effect
     of accounting change   544,881        36,376     4,707,875       749,745
    Add:
    Deferred Compensation
     - repriced options   1,219,349           ---     1,219,349         3,385
    Tax impact             (426,772)          ---      (426,772)       (1,185)
    Net Deferred
     Compensation -
     repriced options       792,577           ---       792,577         2,200

    Pro Forma Net
     Income (A)          $1,337,458    $   36,376    $5,500,452    $  751,945

     (A) This information is provided because management believes exclusion of the cumulative effect of an accounting change and the impact of deferred compensation related to FIN 44 will help investors compare results between periods and identify operating trends that could otherwise be masked by these items.


    Fourth quarter 2003 net income was $544,881 or basic and diluted earnings per share of $0.05. Excluding deferred compensation related to FIN 44, pro forma net income for the three months ended December 31, 2003 was $1.3 million, or basic earnings per share of $0.13 and diluted earnings per share of $0.12. Net income for the same period a year ago was $36,376, or basic and diluted earnings per share of $0.00.

    Net income for the year ended December 31, 2003 was $4.4 million, or basic earnings per share of $0.45 and diluted earnings per share of $0.44, an increase of 480% compared to net income for the same period a year ago of $749,745 or basic and diluted earnings per share of $0.08. Income before the cumulative effect of an accounting change totaled $4.7 million for the year ended December 31, 2003, or basic earnings per share of $0.48 and diluted earnings per share of $0.47. Excluding deferred compensation related to FIN 44 and the cumulative effect of an accounting change, pro forma net income for the year ended December 31, 2003 increased 631% totaling $5.5 million, or basic earnings per share of $0.57 and diluted earnings per share of $0.55, compared to pro forma net income of $751,945 or basic and diluted earnings per share of $0.08 for the year ended December 31, 2002.

    Net cash flow provided by operating activities for the fourth quarter of 2003 was $7.6 million as compared to $3.4 million for the same 2002 period. Net cash flow provided by operating activities before working capital changes for the fourth quarter of 2003 was $6.5 million compared to $2.4 million for the same period in 2002. For the year ended December 31, 2003, net cash flow provided by operating activities was $23.9 million and net cash flow provided by operating activities before working capital changes was $22.6 million. Net cash flow provided by operating activities and net cash flow provided by operating activities before working capital changes for the year ended December 31, 2002 were $10.4 million and $12.1 million, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

    Debt at December 31, 2003 was $21.0 million as compared to $30.0 million at September 30, 2003 and $20.5 million at December 31, 2002. The ratio of debt to total capital at December 31, 2003 was 20.4%. The decrease in debt during the fourth quarter of 2003 was due primarily to cash received as a result of the Miller acquisition.

    Updating operations, Edge reported an estimated February production exit rate of 34.5 MMcfe per day. A total of seven wells have been drilled since year-end 2003, two of which were producing as of February 29, 2004. The other five wells are expected to commence production during March or early April including two previously announced S.E. New Mexico wells. The additional three wells are the Edge Donoghue #2F, in Texas, (Edge Operated, W.I. 100%) in the O'Connor Ranch East project, the Lundell Ranch #18, in Texas, (Edge Operated, W.I. 96.7%) in the Gato Creek project and the Williams A. Federal #5, in S.E. New Mexico, (Edge W.I. 37.5% BPO, 18.75% APO).

    Edge currently has 2 wells drilling. In S.E. New Mexico one well is currently drilling. The Edge Henshaw 7 Federal Com. #1 (Edge Operated, W.I. 100% BCP, 50% ACP) is an 11,000 foot Atoka/Morrow development well. In Texas, Edge commenced operations on its Edge Bauer Ranch #1 (Edge Operated, W.I. 33.3% BCP, 25% ACP), which is a 13,000 foot Vicksburg gas exploratory well. Edge hopes to spud one to two additional wells before the end of the first quarter.

    Michael Long, Edge's Sr. Vice President and CFO, commented on the financial results for the quarter noting, "The fourth quarter of 2003 is our fifth consecutive quarter of production growth, up 19% from the previous quarter and 103% from the same period a year ago. Our net income for the year, excluding the effects of the non-cash charges discussed above, increased 631% over 2002. Our 30% increase in proved reserves, as determined by our independent engineering firm, growth in production with a 285% reserve replacement ratio and increased financial flexibility with our low debt to total capital ratio of 20.4% leave us in an excellent position to increase our operating activities in 2004. Our drilling activities are already at an accelerated pace and we recently announced an increase in our production guidance for 2004 with full year production now expected to be up at least 50% over 2003. That level of production in today's commodity price environment should generate record earnings and cash flow for Edge. Full updated guidance is shown below."


                                        First Quarter    Full Year      Actual
                                            2004            2004         2003
     Production, Bcfe                     3.0 - 3.2     12.0 to 12.5      8.1
     Operating Costs/Mcfe
     Lease Operating                    $0.48 - $0.52   $0.45 - $0.50   $0.33
     G&A (A)                            $0.42 - $0.56   $0.40 - $0.45   $0.68
     Depletion                          $1.60 - $1.65   $1.60 - $1.65   $1.59
     Interest and other                 $0.05 - $0.07   $0.04 - $0.09   $0.08
     Production Taxes (% of oil
      & gas revenue)                     7.0% - 8.0%     7.0% - 8.0%     5.3%

     (A) Assumes no non-cash, FIN 44 related charges


    In the normal course of business we enter into hedging transactions, including commodity price collars, swaps and floors to mitigate our exposure to commodity price movements, but not for trading or speculative purposes. Natural gas hedges in place for 2004 are shown below.


                                 2004 HEDGES
                                    Volumes
                                     MMbtu      Price        Price
        Time Period                 per day     Floor         Cap

     First Quarter 2004             10,000      $4.50        $7.00
                                     5,000      $4.50        $7.05
     Second Quarter 2004            10,000      $4.50        $6.00
                                     5,000      $4.50        $6.20
     Third Quarter 2004             10,000      $4.50        $6.00
                                     5,000      $4.50        $6.20
     Fourth Quarter 2004            10,000      $4.50        $7.00
                                     5,000      $4.50        $7.25

                All prices are settled at Houston Ship Channel


    In addition, Edge recently put in place a hedge for a portion of its oil production covering April 1, 2004 through December 31, 2004. The hedge was a costless collar covering 400 barrels per day with a floor of $30.00 per barrel and a ceiling of $35.50 per barrel. This hedge is cash settled monthly based on an average of the settlement prices per barrel of West Texas Intermediate Light Sweet Crude Oil.

    Edge will discuss operations and financial results with any interested parties during its conference call at 1:30 p.m. CDT on Monday, March 15, 2004. Interested parties may participate by dialing 800-275-2442 (ID#: Edge). The call will also be webcast and can be accessed by logging onto the web at http://www.firstcallevents.com/service/ajwz401700121gf12.html . If you are unable to participate during the live webcast, the call will be archived at http://www.firstcallevents.com/service/ajwz401700121gf12.html and www.edgepet.com in the Investor Relations page of the site.

    Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX".


    Statements regarding production volumes, drilling activity, price weakness, hedging levels, all guidance, forecasts for the first quarter and full year 2004, including future oil and gas prices, record earnings and cash flow, debt levels, production and earnings, performance goals and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.



     EDGE PETROLEUM CORPORATION
     CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                              Three Months Ended             Year Ended
                                   December 31,              December 31,
                                2003         2002         2003         2002
    OIL AND NATURAL GAS
     REVENUE               $10,198,304  $ 4,406,561  $33,926,007  $20,911,294
    OPERATING EXPENSES:
      Oil and natural gas
       operating expenses      932,698      401,601    2,676,050    2,208,892
      Severance and ad
       valorem taxes           836,898      299,554    2,439,744    1,622,698
      Depletion, depreciation,
       amortization
       and accretion         4,243,036    2,208,171   13,577,279   10,426,667
      General and
       administrative
       expense:
        Deferred compensation
         - FIN 44            1,219,349          ---    1,219,349        3,385
        Deferred compensation
         - restricted stock    102,108      100,372      372,151      399,249
        Other general and
         administrative
         expenses            1,695,863    1,228,378    5,540,140    4,826,793
        Total operating
         expenses            9,029,952    4,238,076   25,824,713   19,487,684

    OPERATING INCOME         1,168,352      168,485    8,101,294    1,423,610

    OTHER INCOME AND EXPENSE:
      Interest expense,
       net of amounts
       capitalized            (208,719)     (93,225)    (678,805)    (227,759)
      Interest and
       other income              3,078       16,922       16,518       26,954

    INCOME BEFORE INCOME
     TAX PROVISION AND
     CUMULATIVE EFFECT
     OF ACCOUNTING CHANGE      962,711       92,182    7,439,007    1,222,805

    INCOME TAX EXPENSE        (417,830)     (55,806)  (2,731,132)    (473,060)

    INCOME BEFORE
     CUMULATIVE EFFECT
     OF ACCOUNTING CHANGE      544,881       36,376    4,707,875      749,745

    CUMULATIVE EFFECT OF
     ACCOUNTING CHANGE (A)         ---          ---     (357,825)         ---

    NET INCOME             $   544,881  $    36,376  $ 4,350,050  $   749,745

    BASIC EARNINGS PER SHARE:
    Income before
     cumulative effect
     of accounting change       $ 0.05       $ 0.00       $ 0.48       $ 0.08
    Cumulative effect
     of accounting change (A)      ---          ---        (0.03)         ---
    Net income                  $ 0.05       $ 0.00       $ 0.45       $ 0.08

    DILUTED EARNINGS PER SHARE:
    Income before
     cumulative effect
     of accounting change       $ 0.05       $ 0.00       $ 0.47       $ 0.08
    Cumulative effect
     of accounting change (A)      ---          ---        (0.03)         ---
    Net income                  $ 0.05       $ 0.00       $ 0.44       $ 0.08

    BASIC WEIGHTED AVERAGE
     NUMBER OF COMMON
     SHARES OUTSTANDING     10,430,149    9,414,568    9,726,140    9,384,097

    DILUTED WEIGHTED AVERAGE
     NUMBER OF COMMON
     SHARES OUTSTANDING     10,878,109    9,556,710    9,987,551    9,605,571

    Production:
      Gas - Mcf              2,094,058      982,237    6,290,055    5,266,390
      Oil - Bbls                37,847       15,269      122,592      119,527
      Natural gas liquids
       (NGL) - Bbls             46,263       34,643      177,892      161,301
        Gas Equivalent
         - Mcfe              2,598,712    1,281,711    8,092,961    6,951,357

      Realized Product Prices:
      Gas - $ per Mcf          $  4.10      $  3.79      $  4.43      $  3.14
      Oil - $ per Bbl          $ 29.27      $ 25.50      $ 31.48      $ 22.88
      NGL - $ per Bbl          $ 10.91      $  8.37      $ 12.37      $ 10.31
        Gas Equivalent
         - $ per Mcfe          $  3.92      $  3.44      $  4.19      $  3.01

     Notes:
     (A) We adopted SFAS No. 143, "Accounting for Asset Retirement Obligations" effective January 1, 2003 and recognized a charge representing the cumulative effect of the transition to accounting for asset retirement obligations, asset retirement costs and accumulated depletion and accretion in accordance with the new standard.


     EDGE PETROLEUM CORPORATION
     Non-GAAP Disclosure Reconciliation

                               Three Months Ended             Year Ended
                                   December 31,              December 31,
                                2003         2002         2003         2002
    Net cash flow
     provided by
     operating activities  $ 7,600,687  $ 3,366,715  $23,898,144   $10,407,581
    Changes in working
     capital accounts       (1,073,483)    (957,542)  (1,290,358)    1,729,004
    Net cash flow
     provided by
     operations before
     working capital
     changes               $ 6,527,204  $ 2,409,173  $22,607,786   $12,136,585

     Note: Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information, that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company's ability to generate cash used to internally fund exploration and development activities and to service debt. Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.



SOURCE  Edge Petroleum Corporation
    -0-                             03/15/2004
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    /Audio:  http://www.firstcallevents.com/service/ajwz401700121gf12.html /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU:  ERN ERP CCA MAV